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                                                                      Exhibit 11

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                                                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                                    MARCH 31,                     MARCH 31,
                                                                         -------------------------------------------------------
                                                                               1997           1996           1997           1996
                                                                         ----------     ----------     ----------     ----------
FINANCIAL PERFORMANCE CORPORATION AND SUBSIDIARIES

STATEMENT RECOMPUTATION OF EARNINGS PER SHARE


AVERAGE NUMBER OF SHARES USED IN PRIMARY AND FULLY DILUTED CALCULATION:

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                             7,504,057      4,125,200      7,504,057      4,125,200

INCREMENTAL SHARES AFTER APPLICATION OF TREASURY
 STOCK METHOD, OF STOCK OPTIONS AND WARRANTS                              2,073,000      2,077,063      2,073,000      2,077,063
                                                                         ----------     ----------     ----------     ----------


SHARES USED IN CALCULATION OF PRIMARY AND FULLY DILUTED
 INCOME (LOSS) PER COMMON SHARE                                           9,577,057      6,202,263      9,577,057      6,202,263
                                                                         ==========     ==========     ==========     ==========


PRIMARY AND FULLY DILUTED
 INCOME PER SHARE OF COMMON STOCK:

 NET INCOME (LOSS) PER SHARE                                                 (0.016)        (0.008)        (0.014)        (0.042)
                                                                         ==========     ==========     ==========     ==========

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